Exhibit 10.1

ASSET PURCHASE AND LICENSE AGREEMENT

THIS AGREEMENT made as of the 17th day of  Decemberr, 2008 (the “Effective Date”)

B E T W E E N:

BLUE VISTA TECHNOLOGIES INC.
a corporation incorporated under the laws of Ontario

(hereinafter referred to as the “Vendor”),

- and -

W2 ENERGY INC.
a corporation incorporated under the laws of Nevada

(hereinafter referred to as the “Purchaser”),

WHEREAS the Vendor agrees to sell, assign and transfer to the Purchaser and the Purchaser agrees to purchase from the Vendor a mobile plasma waste treatment facility that destroys liquid and gaseous organic waste (the “Asset”) located at 800 Kipling Avenue, Toronto, Ontario, Canada (the “Site”);

NOW THEREFORE in consideration of the premises and the mutual agreements and covenants herein contained, the parties hereto hereby covenant and agree as follows:

1.	Purchase and Sale of Asset

The Vendor hereby sells, assigns and transfers to the Purchaser and the Purchaser hereby purchases from the Vendor, effective upon execution by all parties to this Agreement, all of the Vendor’s right, title and interest in and to the Asset free and clear of all liens and encumbrances, subject to the provisions of this Agreement.

2.	Purchase Price

The total purchase price (the “Purchase Price”) payable by the Purchaser to the Vendor for the Asset shall be satisfied as follows:

a)	$50,000 payable in the form of a convertible debenture with the following conditions:

(i)	Term of 24 months,
(ii)	bearing interest at the rate of 1% per month (12% per annum)
(iii)	convertible at the discretion of the Vendor into common shares in the capital of the Purchaser at a price of $0.05 per share

b)	the costs and expenses of repairing the asphalt under the Asset at the Site, to a maximum of $5,000. This amount to be paid upon execution of this agreement.

Funds will be held by Vendor in trust until actual repairs are completed and invoiced.  Any remaining funds will be returned to Purchaser ..

3.	Default

If any portion of the Purchase Price is not paid in full at any time appointed for payment, the Vendor may, at its sole discretion: (i) terminate this agreement for default by the Purchaser and, in addition to retaining all amounts previously paid and Consideration Shares issued to the Vendor, and the Vendor shall be entitled to the recovery from the Purchaser all damages arising out of such termination, to the full extent permitted at law or equity;  or (ii) the Vendor may continue this Agreement and charge the Purchaser interest on the overdue portion of the Purchase Price at a rate of one percent (1.0%) per month for a yearly effective rate of twelve percent (12%) until the Purchase Price is paid in full.

4.	Delivery

All expenses or liability associated with the removal of the Asset from the Site (the “Removal”) shall be at the sole expense and liability of the Purchaser, including but not limited to removal and transport of the Asset in accordance with all applicable laws or regulations governing the disassembly, preparation, packaging, lifting, transportation, and storage of the Asset.  Purchaser shall be responsible for the repair of any damage to the Site caused by the Removal or the storage of the Asset to a limit of $5000.00.

The Asset shall not be removed from the Site until payment of all amounts owing for repair of asphalt as well as the Convertible Debenture hereunder has been received by the Vendor.  Transfer of title to the Asset shall pass from the Vendor to the Purchaser upon the Removal.

5.	Storage Fee

Commencing ninety (30) days following the Effective Date, Purchaser shall pay to the Vendor the sum of five hundred dollars ($500) plus GST for each month or portion thereof that the Vendor fails to remove the Asset from the Site.

In addition to the Purchase Price, thirty (30) days following the execution of this Agreement, the Purchaser shall either:

1.	pay the Vendor a monthly rental fee of five hundred dollars ($500.00) plus GST for storage until the Purchaser removes the Asset from the Site

2.	remove the Asset from the Site prior to thirty (30) days following the execution of this Agreement, conditional upon receipt by the Vendor of payment in full of the Purchase Price

6.	Acknowledgements, Representations and Warranties

(a)	The Purchaser acknowledges and agrees that:

(i)
the Asset is sold on an “as is-where is” basis with no guarantee, warranty or representation, express or implied, as to the condition or description of the Asset, its merchantability,  fitness for any purpose, or otherwise;

(ii)	the Vendor is not responsible for any personal injury or property damage incurred as a result of the use or handling of the Asset;

(iii)	it has satisfied its due diligence with respect to the Asset, and understands that the sale of the Asset is final;

(iv)
the Purchaser’s purchase of the Asset is based on the Purchaser’s own judgment, and further acknowledges that any information provided by the Vendor concerning the Asset’s condition is provided without any warranty as to its completeness or correctness.  The Purchaser expressly disclaims any reliance on any such information provided by the Vendor;

(v)
the Purchaser is solely  responsible for the installation, transportation, and use of the Asset, and any and all liabilities associated therewith, including without limitation for the satisfaction of all relevant regulations or safety standards.

(b)
The Purchaser represents and warrants that the Asset will be transported and installed in a safe manner and according to all necessary permits, approvals, regulations, and inspections, electrical or otherwise.

(c)
The parties to this Agreement agree and acknowledge that this Agreement does not create a partnership, joint venture, or any other relationship between the parties save for the relationship explicitly set out herein and solely for the limited purposes herein.

7.	Technology License

Upon payment by Purchaser of all amounts owing under this Agreement, the Vendor grants the Purchaser an irrevocable and exclusive license to use all intellectual property owned or used by the Vendor in connection with the Assets (“Parcon Technology”) world wide, with the exception of Mexico, and Australia (each, a “Restricted Country”).

Purchaser shall pay to Vendor an annual license fee of $10,000 (the “Annual License Fee”) for each Restricted Country in which the Parcon Technology is used.  The Annual License Fees shall be due and payable to the Vendor within ten (10) days of the last day  of each calendar year..

8.	Interest

Interest on any amounts owing but unpaid under this Agreement shall accrue at a rate of one percent (1%) per month, for a yearly effective rate of twelve percent (12%), until such amounts are paid in full.

9.	Indemnity

Immediately upon transfer of title of the Asset to the Purchaser, the Purchaser agrees to indemnify and save Vendor  harmless from any and all risks, damages, losses, costs, expenses, claims for damages, or injuries to any parties arising out of, associated with, or related to the Asset.

Purchaser agrees and acknowledges that any attendance at the Site by the Purchaser is at the Purchaser’s own risk, and the Purchaser hereby indemnifies and holds Vendor and Kinectrics Inc. harmless for any and all liability for any and all damage or injury caused by the Purchaser to any person(s).

10.	Time of Essence

Time shall be of the essence of this Agreement.

11.	Further Assurances

The parties hereto agree to sign, execute and deliver all such other deeds and documents and to do all such other things as may be expedient or necessary to give full force and effect to this Agreement.

12.	Headings

It is understood and agreed that the headings used in this Agreement are inserted for convenience only and shall be disregarded in construing this Agreement.

13.	Enurement

This Agreement shall enure to the benefit of and be binding upon the Parties and their respective heirs, executors, administrators, successors and permitted assigns.

14.	Applicable Law

This Agreement shall be interpreted and governed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

15.	Currency

Unless otherwise indicated, all dollar amounts referred to in this Agreement are in lawful currency of the United States of America.

16.	Entire Agreement

This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein.  No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the parties to be bound thereby.

17.	Assignment

This agreement may not be assigned in whole or in part to a third party by the Vendor or the Purchaser without the prior written consent of the other party.

IN WITNESS WHEREOF of the parties hereto have signed this agreement on the day first written above.

BLUE VISTA TECHNOLOGIES INC.

By:	/s/ name unknown

W2 ENERGY INC.

By:	/s/ Michael McLaren